Exhibit 99.1

                        Avocent Reports Record Sales for
         Third Quarter; Represents 19% Increase Over Third Quarter 2003

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Oct. 21, 2004--Avocent Corporation (NASDAQ:AVCT) today reported higher sales for the third quarter and nine months ended October 1, 2004.
    "Avocent's sales rose 19.4% to a record $91.3 million due to increased demand from OEM customers and higher sales of branded products," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "Our growth in sales was generated across all product lines and geographic markets. We also recorded revenue from the first shipments of IPMI-enabled products by Dell and IBM that include our IPMI technology.
    "We continued to invest in research and development during the quarter to fund new product development. The increase in R&D to $11.8 million, or 12.9% of sales, reflects increased spending for new products that will be introduced in the fourth quarter and future IPMI-enabled products. In addition, the higher costs reflect R&D staff added through the acquisitions of OSA, Crystal Link, Soronti, and Sonic Mobility since the third quarter of last year. We are excited about the opportunities provided by the new technologies added through each of these acquisitions.
    "We completed the acquisition of Sonic Mobility late in the third quarter. The acquisition expands our markets beyond fixed IT assets such as servers to include the fast-growing markets for mobile IT assets, including BlackBerry, Pocket PC, and Palm platforms. We are already working to incorporate Sonic Mobility's proprietary secure wireless systems administration and mobile device management into Avocent products and are excited about the potential for expanding our market base," continued Mr. Cooper.

    Third Quarter Results

    Income prior to intangible amortization and merger-related expenses rose 12.4% to $17.2 million, or $0.34 per diluted share (including a net decrease of $0.03 per share attributable to OSA), compared with income prior to intangible amortization and merger-related expenses of $15.3 million, or $0.32 per diluted share, in the third quarter of 2003. (See "Use of Non-GAAP Financial Measures" discussion below.) Net adjustments to reconcile to GAAP income were $6.4 million in the third quarter of 2004, including $6.5 million in intangible amortization and a $1.1 million charge for acquired in-process research and development expense related to Sonic Mobility. In addition, the adjustments included a $2.8 million tax benefit. Net adjustments to reconcile GAAP income were $1.8 million in the third quarter of 2003, including $4.7 million in amortization of intangible assets, offset somewhat by $3.2 million in realized gains from the sale of an equity investment.
    GAAP net income for the third quarter of 2004 was $10.8 million, or $0.21 per diluted share. This compares with a GAAP net income of $13.5 million, or $0.28 per diluted share, in the third quarter of 2003.
    Net sales for the third quarter rose 19.4% to $91.3 million compared with sales of $76.5 million in the third quarter of 2003. Branded sales rose 14.0% from the third quarter of 2003 and accounted for 53.8% of sales. OEM sales rose 26.3% from the third quarter of 2003 and accounted for 46.2% of total third quarter 2004 sales. OEM sales were strong in the third quarter due to increased demand for digital products from domestic and international customers. U.S. sales increased 14.6% to $56.0 million and international sales rose 27.8% to $35.3 million compared with the third quarter of 2003.
    "We experienced strong sales across all product lines," continued Mr. Cooper. "Demand for our digital products continues to build and represented approximately 49% of third quarter sales. We expect digital sales will represent over 50% of total revenues by year-end as we launch new products and benefit from increased revenues from embedded technologies. We also enjoyed excellent growth from our core KVM products, including newer models such as our high-end AMX product line and our secure SwitchView which is sold to government customers."
    Gross profit for the third quarter of 2004 rose 21.9% to $53.1 million with a gross margin of 58.2%. This compared with gross profit of $43.6 million and a gross margin of 57.0% in the third quarter of 2003. The increase in gross profit was due to the higher sales base and improved product mix, including higher sales of digital, embedded products and IPMI-enabled products.
    Research and development expenses increased 65.8% to $11.8 million, or 12.9% of sales, compared with $7.1 million, or 9.3% of sales, in the third quarter of 2003.
    Selling, general and administrative expenses rose 25.9% to $21.2 million compared with $16.8 million in the third quarter of 2003. The increase was due to higher costs related to the addition of the Soronti, Crystal Link, OSA and Sonic Mobility sales and marketing teams, the expansion of certain sales and marketing programs, legal fees and other costs related to protecting our intellectual property rights, and Sarbanes-Oxley Act compliance costs.
    Avocent's balance sheet and cash position remained strong as of October 1, 2004. The Company's cash flow from operations was approximately $19 million for the third quarter of 2004 with over $300 million in cash, cash equivalents and investments at the quarter's end.

    Use of Non-GAAP Financial Measures

    Income prior to intangible amortization and merger-related expenses, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, and significant and unusual non-recurring gains and losses on sales of investments made by Avocent. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Avocent's results using operational measures and GAAP is set forth in the condensed consolidated statements of operations included in this press release.

    Conference Call Information

    Avocent will provide an on-line, real-time Web-cast and rebroadcast of its third quarter results conference call to be held October 21, 2004. The live broadcast will be available on-line at www.avocent.com as well as www.vcall.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development, introduction, features, and benefits of new products and technologies, the size and growth of the current and future markets for these products and technologies, the future effect of past acquisitions (including expected revenues and market opportunities), and engineering and design activities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.



                          AVOCENT CORPORATION
            Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                                          For the Quarter Ended
                                             October 1, 2004
                                   Operational Adjustments(a)   GAAP
                                   ----------- -------------- --------

Net sales                             $91,325                 $91,325
Cost of sales                          38,201                  38,201
                                   ----------- -------------- --------
  Gross profit                         53,124              -   53,124

Research and development expenses      11,059           $715   11,774
Acquired in-process research and
 development expense                        -          1,050    1,050
Selling, general and administrative
 expenses                              20,344            863   21,207
Amortization of intangible assets           -          6,482    6,482
                                   ----------- -------------- --------
  Operating income                     21,721         (9,110)  12,611

Other income (expense), net             1,238            (15)   1,223
                                   ----------- -------------- --------
Income before income taxes             22,959         (9,125)  13,834

Provision for income taxes              5,786         (2,774)   3,012
                                   ----------- -------------- --------
Net income                            $17,173        $(6,351) $10,822
                                   =========== ============== ========

Earnings per share:
  Basic                                 $0.35                   $0.22
  Diluted                               $0.34                   $0.21

Weighted average shares and common
 equivalents outstanding:
  Basic                                49,323              -   49,323
  Diluted                              50,644           (142)  50,502


                                         For the Quarter Ended
                                           September 26, 2003
                                   Operational Adjustments(a)   GAAP
                                   ----------- -------------- --------

Net sales                             $76,482                 $76,482
Cost of sales                          32,829            $80   32,909
                                   ----------- -------------- --------
  Gross profit                         43,653            (80)  43,573

Research and development expenses       7,000            103    7,103
Selling, general and administrative
 expenses                              16,069            769   16,838
Amortization of intangible assets           -          4,739    4,739
                                   ----------- -------------- --------
  Operating income                     20,584         (5,691)  14,893

Other income (expense), net             1,039          3,158    4,197
                                   ----------- -------------- --------
Income before income taxes             21,623         (2,533)  19,090

Provision for income taxes              6,341           (727)   5,614
                                   ----------- -------------- --------
Net income                            $15,282        $(1,806) $13,476
                                   =========== ============== ========

Earnings per share:
  Basic                                 $0.33                   $0.29
  Diluted                               $0.32                   $0.28

Weighted average shares and common
 equivalents outstanding:
  Basic                                46,347              -   46,347
  Diluted                              47,850            (80)  47,770


(a) Note: Adjustments relate to acquired in-process research and development expense from the Sonic Mobility acquisition and amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000 and the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. Adjustments in 2003 include a realized gain on the disposal of an equity security investment which had been written down in the fourth quarter of 2001. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.



                          AVOCENT CORPORATION
            Condensed Consolidated Statements of Operations
           (Unaudited, in thousands, except per share data)

                                       For the Nine Months Ended
                                            October 1, 2004
                                  Operational Adjustments(b)   GAAP
                                  ----------- -------------- ---------

Net sales                           $265,206                 $265,206
Cost of sales                        111,190           $190   111,380
                                  ----------- -------------- ---------
  Gross profit                       154,016           (190)  153,826

Research and development expenses     30,650          1,778    32,428
Acquired in-process research and
 development expense                       -         29,260    29,260
Selling, general and
 administrative expenses              60,788          2,790    63,578
Amortization of intangible assets                    17,656    17,656
                                  ----------- -------------- ---------
  Operating income                    62,578        (51,674)   10,904

Other income (expense), net            3,249            (45)    3,204
                                  ----------- -------------- ---------
Income before income taxes            65,827        (51,719)   14,108

Provision for income taxes            17,179         (9,044)    8,135
                                  ----------- -------------- ---------
Net income                           $48,648       $(42,675)   $5,973
                                  =========== ============== =========

Earnings per share:
  Basic                                $1.00                    $0.12
  Diluted                              $0.97                    $0.12

Weighted average shares and common
 equivalents outstanding:
  Basic                               48,663              -    48,663
  Diluted                             50,353            (70)   50,283


                                       For the Nine Months Ended
                                           September 26, 2003
                                  Operational Adjustments(b)   GAAP
                                  ----------- -------------- ---------

Net sales                           $218,256                 $218,256
Cost of sales                         93,873           $528    94,401
                                  ----------- -------------- ---------
  Gross profit                       124,383           (528)  123,855

Research and development expenses     20,598            971    21,569
Selling, general and
 administrative expenses              48,577          3,044    51,621
Amortization of intangible assets          -         17,051    17,051
                                  ----------- -------------- ---------
  Operating income                    55,208        (21,594)   33,614

Other income (expense), net            2,949          3,127     6,076
                                  ----------- -------------- ---------
Income before income taxes            58,157        (18,467)   39,690

Provision for income taxes            16,220         (5,519)   10,701
                                  ----------- -------------- ---------
Net income                           $41,937       $(12,948)  $28,989
                                  =========== ============== =========

Earnings per share:
  Basic                                $0.91                    $0.63
  Diluted                              $0.88                    $0.61

Weighted average shares and common
 equivalents outstanding:
  Basic                               45,900              -    45,900
  Diluted                             47,390           (129)   47,261


(b) Note: Adjustments relate to acquired in-process research and development expense from the Crystal Link Technologies, OSA Technologies, and Sonic Mobility acquisitions. Adjustments also include the amortization of deferred compensation (from the capitalization of the value of stock options assumed) and intangibles recorded as the result of the merger of Apex and Cybex in July 2000 and the acquisitions of Equinox, 2C, Soronti, Crystal Link, OSA and Sonic Mobility. Adjustments in 2003 include a realized gain on the disposal of an equity security investment which had been written down in the fourth quarter of 2001. The calculation of weighted average shares and common equivalents outstanding differs due to excluding the average unamortized deferred compensation expense in calculating the operational diluted shares outstanding.


                          AVOCENT CORPORATION
                 Condensed Consolidated Balance Sheets
                        (Dollars in thousands)

                                             October 1,  December 31,
                                                2004         2003
                                             (Unaudited)
                                             ----------- -------------

Cash, cash equivalents
  and short-term investments                   $214,208      $223,392
Accounts receivable, net                         55,664        45,011
Current and deferred income tax receivable       11,976         5,031
Other receivables, net                              672           225
Inventories, net                                 21,075        21,324
Other current assets                              4,716         4,251
                                             ----------- -------------
  Total current assets                          308,311       299,234

Investments                                      86,678        84,410
Property and equipment, net                      39,792        38,473
Goodwill, net                                   268,035       206,037
Intangible assets, net                           40,598        31,889
Other assets                                        837           720
                                             ----------- -------------
  Total assets                                 $744,251      $660,763
                                             =========== =============


Accounts payable and other accrued expenses     $17,283       $19,154
Income tax payable                               13,239         6,702
Other current liabilities                        17,924        16,866
                                             ----------- -------------
  Total current liabilities                      48,446        42,722

Non-current liabilities                          15,725        10,884

Total stockholders' equity                      680,080       607,157

                                             ----------- -------------
  Total liabilities and stockholders' equity   $744,251      $660,763
                                             =========== =============


    CONTACT: Avocent Corporation
             Dusty Pritchett, 256-217-1300